UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 23, 2012

ACCELERATED ACQUISITIONS XVI, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54548	45-3743339
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

1840 Gateway Drive, Suite 200, Foster City, California		94404
Address of Principal Executive Offices		Zip Code

Registrant’s Telephone Number, Including Area Code: (650) 283-2653

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On July 23, 2012, Sole Comfort Shoes, Inc. (“Purchaser”) agreed to acquire 23,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Sole Comfort Shoes, Inc. owned approximately 94% of the Company’s 24,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and Onkar Dhaliwal was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.  The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company. The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment. Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “Sole Comfort Shoes, Inc.”.

On July 23, 2012, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $33,333 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On July 23, 2012, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  Simultaneously, the Board appointed and elected Onkar Dhaliwal to the office of Chief Executive Officer, President, Secretary, Treasurer and a director of the Company.

Mr. Dhaliwal is the President and CEO of Sueda Investments, operating as Sole Comfort footwear since March 2010. He has been the President and CEO of Aspen Air Corporation, a private cryogenic company, since 2006. Mr. Dhaliwal began his career with Air Liquide, lastly as Western Canadian General Manager of Sales and Operations and then Co-Founded Ferus Gas, a Calgary based Cryogenics start-up company, and joined as Vice President of New Business Development. Mr. Dhaliwal raised thirty million dollars to successfully construct a cryogenic plant and launch Aspen Air Corporation. Mr. Dhaliwal is also the CEO for Aspen Bio-Energy Corporation, whose purpose is to develop the first second-generation cellulosic ethanol facility using renewable feedstock.

Mr. Lavoie is the COO and a Director of Sole Comfort Shoes, Inc.  He has over 15 years of successful Corporate & Real Estate Finance & Structured Equity, Real Estate Development, Reverse Mergers, Business and Real Estate Acquisitions. He has a broad and diverse background in the Global Capital Markets, International Finance particularly in corporate and real estate ventures. Mr. Lavoie is the founder of Infinity Financial Group, which has been integrally involved in the finance of Commercial Real Estate and the structuring and procuring of debt capital, equity and structured joint ventures in excess of $6.5 Billion throughout North America and the Globe for some of the most recognized Corporations, Developers and Real Estate Owners which have included a number of fortune 500 Companies.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description
10.1	Subscription Agreement, dated as of July 23, 2012 by and among Accelerated Acquisitions XVI, Inc. and Sole Comfort Shoes, Inc.
10.2 10.3
Letter dated July 23, 2012, from Accelerated Venture Partners to Accelerated Acquisitions XVI, Inc. regarding the tender of shares for cancellation.

Letter of resignation tendered by Timothy Neher on July 23, 2012.

10.4 10.5	Consulting Agreement dated as of July 23, 2012 by and among Accelerated Acquisitions XVI, Inc and Accelerated Venture Partners LLC. 2012 employee, director and consultant stock plan.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 24, 2012.

ACCELERATED ACQUISITIONS XIX, INC.

/s/ Harry S. Versed, Jr.
Harry S. Versed, Jr.
Chairman and CEO